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Exhibit 23.1

Independent Auditors' Consent

We consent to the use of our report dated July 19, 2002 with respect to the consolidated balance sheets of Crosstex Energy Services, Ltd. as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' equity, and cash flows for the year ended December 31, 1999 (Predecessor), the four months ended April 30, 2000 (Predecessor), the eight months ended December 31, 2000, and the year ended December 31, 2001; our reports dated August 5, 2002 with respect to the balance sheet of Crosstex Energy, L.P. and the balance sheet of Crosstex Energy GP, L.P., included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the consolidated financial statements of Crosstex Energy Services, Ltd. for the year ended December 31, 2001 refers to a change in the method of accounting for derivatives.

/s/ KPMG LLP

Dallas, Texas
November 4, 2002

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  Exhibit 23.1